Exhibit 4.1

GASCO ENERGY, INC.

FORM OF

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Common Stock:

Date of Issuance:  August     , 2011 (“Issuance Date”)

Gasco Energy, Inc., a Nevada corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                     , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, pursuant to the terms set forth in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the date hereof (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below),              (             )(1) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”).  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 17.  This Warrant is one of the Warrants to purchase Common Stock (the “Warrants”) issued pursuant to (i) that certain Underwriting Agreement dated as of July 28, 2011 by and among the Company and Lazard Capital Markets, as underwriter and (ii) the Company’s prospectus supplement dated July 28, 2011 (the “Prospectus”) and Registration Statement on Form S-3 (File number 333-153154) (the “Registration Statement”).

1.             EXERCISE OF WARRANT.

(a)           Mechanics of Exercise.  Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part, by (i) delivery to the Company (or at such other office or agency of the Company as the Company may designate by notice in writing to the Holder) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice” and the date on which the Company has received the Exercise Notice (or, if such date falls on a day other than a Trading Day, then the first (1st) Trading Day following the date on which the Company has received the Exercise Notice), the “Exercise Date”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) provided the conditions for cashless exercise set forth in Section 1(d) are satisfied, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)).  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  On or before the third (3rd) Trading Day following the date

(1)  Insert a number equal to 71.875% of the number of shares of Common Stock the Holder purchased in the offering.

on which the Company has received the Exercise Notice (the “Share Delivery Date”), so long as the Holder delivers the Aggregate Exercise Price (or notice of valid Cashless Exercise) on or prior to the Share Delivery Date, the Company shall, (X) provided that the Company’s transfer agent for the Common Stock ( the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Holder is eligible to receive Warrant Shares through DTC, upon the request of the Holder, instruct the Transfer Agent to credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, instruct the Transfer Agent to issue and deliver by overnight courier or first class mail to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.  The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any.  So long as the Holder delivers the Aggregate Exercise Price (or notice of a valid Cashless Exercise) on or prior to the Share Delivery Date, the Holder shall be deemed for all corporate purposes to have become, as of the date on which the Exercise Notice was received by the Company, the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.  If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall, as soon as practicable upon the Holder’s written request to the Company, at the Company’s expense, issue a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number.  The Company shall pay any documentary, stamp, transfer or similar taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)           Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.35, subject to adjustment as provided herein.

(c)           Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to cause the Transfer Agent to issue to the Holder within three (3) Trading Days (such third (3rd) Trading Day, a “Warrant Share Delivery Date”) of receipt of the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or notice of a valid Cashless Exercise) on or prior to the Share Delivery Date, in compliance with the terms of this Section 1, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with

DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such Warrant Share Delivery Date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within three (3) Trading Days after the Holder’s written request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to cause the Transfer Agent to deliver such certificate (and to issue such Warrant Shares) or credit such Holder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to cause the Transfer Agent to deliver to the Holder a certificate or certificates representing such Warrant Shares or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock so purchased, times (B) the Closing Bid Price on the Exercise Date.

(d)           Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if a registration statement covering the issuance of the Warrant Shares that are the subject of the Exercise Notice is not available (the “Unavailable Warrant Shares”) or an exemption from registration for the resale of such Unavailable Warrant Shares, the Holder shall exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A×B) — (A×C)
D

For purposes of the foregoing formula:

A	=	the total number of shares with respect to which this Warrant is then being exercised.

B	=	the arithmetic average of the VWAP of the Common Stock on each of the five (5) Trading Days immediately preceding the date of the Exercise Notice.

C	=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D	=	the VWAP of the Common Stock on the Exercise Date.

For sake of clarity, in the event there is neither a registration statement nor an exemption from registration covering the issuance of the Warrant Shares, the Company shall not be required to effect a Cashless Exercise of the Warrant.

(e)           Rule 144.  For purposes of Rule 144(d) promulgated under the Securities Act of 1933 (the “Securities Act”), as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Underwriting Agreement.

(f)            Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed for which the Warrant has been validly exercised.

(g)           No Exercise that Exceeds 4.99% Beneficial Ownership.  The Holder shall not have the right to exercise this Warrant, to the extent that immediately after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (such percentage, as may be adjusted pursuant to this Section 1(g), the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise.  Such Holder’s delivery of an Exercise Notice shall constitute a representation that, upon delivery of the Warrant Shares to be issued to it on or prior to the Share Delivery Date, as set forth in the Exercise Notice, such Holder and its affiliates will not own more than the Maximum Percentage applicable to such Holder immediately after giving effect to such exercise.  The Company shall be entitled to rely on such representation deemed made by the Holder and shall not be deemed to have violated the Maximum Percentage by issuing to such Holder no more than the number of shares of Common Stock provided for in an Exercise Notice.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K or Form 10-Q with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% or less than 4.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of the Warrants.  For the avoidance of doubt, to the extent the limitation set forth in this Section 1(g) applies, the determination (i) of whether the exercise of this Warrant may be effected (vis-à-vis other Options or Convertible Securities owned by the Holder or any of its affiliates) and (ii) of which of such Options or Convertible Securities shall be convertible, exercisable or exchangeable (as the case may be, as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be).  The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 1(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2.             ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)           Adjustment upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased.  If the Company at any time on or after the Issuance Date combines (by any reverse stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased.  Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then an adjustment as determined in good faith by the Company’s Board of Directors to be appropriate will be made in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3.             RIGHTS UPON DISTRIBUTION OF ASSETS.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin- off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) that does not result in an adjustment to the then-Exercise Price pursuant to Section 2 above, (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder will be entitled to receive the amount of any such Distribution which the Holder would have received if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the declaration or payment of the Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the declaration or payment of the Distribution.

4.             PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)           Purchase Rights.  In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)           Fundamental Transaction.  In the event of any Fundamental Transaction, then at the request of the Holder delivered before the ninetieth (90th) day after such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

5.             FORCED EXERCISE.

(a)           If at any time from and after the Issuance Date (the “Forced Exercise Eligibility Date”), (1) the arithmetic average of the VWAP of the Common Stock for any twenty (20) Trading Days during a consecutive thirty (30) Trading Day period that commences following the Forced Exercise Eligibility Date (the “Forced Exercise Measuring Period”) equals or exceeds 200% of the Exercise Price on the Issuance Date (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Issuance Date) and (2) there is not then an

Equity Conditions Failure, the Company shall have the right to require the Holder to exercise all or any portion of the unexercised portion of this Warrant, in each case as designated in the Forced Exercise Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 1(a) hereof at the Exercise Price as of the Forced Exercise Date (as defined below) (a “Forced Exercise”).  The Company may exercise its right to require Forced Exercise under this Section 5 by delivering within not more than two (2) Trading Days following the end of such Forced Exercise Measuring Period a written notice thereof by facsimile, electronic mail or overnight courier to all, but not less than all, of the record holders of Warrants and the Transfer Agent (the “Forced Exercise Notice” and the date the Company provides such notice to the holders is referred to as the “Forced Exercise Notice Date”).  The Forced Exercise Notice shall be irrevocable.  The Forced Exercise Notice shall (i) state (A) the Trading Day selected for the Forced Exercise, which Trading Day shall be no sooner than twenty (20) Trading Days nor later than forty (40) Trading Days following the Forced Exercise Notice Date (the “Forced Exercise Date”), (B) the aggregate number of Warrant Shares subject to Forced Exercise from the Holder (the “Forced Exercise Share Number”) and all of the holders of the Warrants pursuant to this Section 5 (the “Holders’Aggregate Forced Exercise Share Number”) (and analogous provisions under the other Warrants), and (C) the number of shares of Common Stock to be issued to the Holder on the Forced Exercise Date; and (ii) certify that there has been no Equity Conditions Failure; provided, however, that the Company may not effect a Forced Exercise under this Section 5 if the product of (A) the Holder’s Forced Exercise Share Number and (B) the arithmetic average of the VWAP of the Common Stock for the Trading Days during the Forced Exercise Measuring Period is in excess of the Holder Pro Rata Amount of the applicable Forced Exercise Volume Limitation.  Notwithstanding the foregoing, the Company may not deliver more than two (2) Forced Exercise Notices hereunder (or in the event that the number of shares that are Force Exercised pursuant to any Forced Exercise Notice is less than the Forced Exercise Share Number (the number of shares unable to be exercised, the “Forced Exercise Limitation Number”) as a result of the application of Section 1(g) hereof, then the Company may deliver one (1) additional Forced Exercise Number for a Forced Exercise Share Number not in excess of the number of shares equal to the Forced Exercise Limitation Number) and a Forced Exercise Notice may not be delivered until at least thirty (30) Trading Days after the immediately preceding Forced Exercise Date.  If the Equity Conditions were satisfied as of the Forced Exercise Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Forced Exercise Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Forced Exercise Notice shall be void ab initio and of no further force or effect.  Notwithstanding the foregoing, nothing in this subsection shall prevent the Holder from exercising this Warrant, in whole or part, on or prior to the Forced Exercise Date.  The Company covenants and agrees that it will honor all Exercise Notices tendered from the time of delivery of the Forced Exercise Notice through the Forced Exercise Date.  Upon an Equity Conditions Failure, the Holder may revoke any Exercise Notice delivered after the Forced Exercise Notice is received by the Holder and the Company, within one (1) Business Day of such revocation, shall return the Aggregate Exercise Price applicable to any such Exercise Notice(s) to the Holder by wire transfer of immediately available funds and any Warrants so exercised shall be deemed reinstated and returned to the Holders, if applicable.

(b)           Pro Rata Forced Exercise Requirement.  If the Company elects a Forced Exercise of this Warrant pursuant to Section 5(a), then it must simultaneously take the same action in the same proportion with respect to all of the Warrants.  If the Company elects a Forced Exercise of this Warrant pursuant to Section 5(a) (or similar provisions under the other Warrants) with respect to less than all of the Warrant Shares then outstanding under this Warrant, then the Company shall require a Forced Exercise of a number of Warrant Shares from each of the holders of the Warrants equal to each Holders’ Pro Rata Amount of the total number of Warrant Shares subject to such Forced Exercise pursuant to all of the Warrants (such fraction with respect to each Holder is referred to as its “Forced Exercise Allocation Percentage,” and such amount with respect to each Holder is referred to as its “Pro Rata Forced Exercise Amount”); provided, however, that in the event that any Holder’s Pro Rata Forced Exercise Amount exceeds the outstanding number of Warrant Shares of such Holder’s Warrant, then such excess Pro Rata Forced Exercise Amount shall be allocated amongst the remaining holders of Warrants in accordance with the foregoing formula.  In the event that the initial holder of any Warrants shall sell or otherwise transfer any of such Holder’s Warrants, the transferee shall be allocated a pro rata portion of such Holder’s Forced Exercise Allocation Percentage and the Pro Rata Forced Exercise Amount.

6.             NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding (without regard to any limitations on exercise).

7.             WARRANT HOLDER NOT DEEMED A STOCKHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant

Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8.             REISSUANCE OF WARRANTS.

(a)           Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith, subject to compliance with any applicable securities laws, issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)           Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9.             TRADING ACTIVITIES.  It is understood and acknowledged by the Company that the Holder has not been asked to agree, nor has the Holder agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Warrant Shares for any specified term.  The Company further understands and acknowledges that the Holder may engage in hedging and/or trading activities at various times during the period that the Warrant Shares are outstanding (including, without limitation, during the periods that the value of the Warrant Shares is being determined), and such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.

10.           NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the following instructions:  (a) if within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified domestic mail, three (3) Business Days after being so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after being so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after being so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and (v) if delivered by electronic mail, upon transmission and will be delivered and addressed as follows:

(a)           if to the Company, to:

Gasco Energy, Inc.

8 Inverness Drive East, Suite 100

Englewood, CO 80112

Attention: Peggy Herald

VP-Accounting and Administration, Chief Accounting Officer and

Treasurer

Facsimile: (303) 483-0011

Email: 2011warrant@gascoenergy.com

with copies to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Brenda Lenahan, Partner

Facsimile: (917) 849-5360

Email: blenahan@velaw.com

and

Dill Dill Carr Stonbraker & Hutchings, PC

455 Sherman St., Suite 300

Denver CO 80203

Attention: Fay M. Matsukage

Facsimile: (303) 777-3823

Email: fmm@dillandill.com

(b)           if to the Holder, at its address on the Exercise Notice, annexed as Exhibit A hereto, or at such other address or addresses as may have been furnished to the Company in writing.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.

11.           AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

12.           GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

13.           CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14.           DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

15.           REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

16.           TRANSFER.  Subject to compliance with any applicable securities laws, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

17.           CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)           “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg as of the day immediately following the public announcement of the consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the greater of 100% and the 30-day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or governmental authority to remain closed.

(d)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e)           “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock, including, for the avoidance of doubt, the Company’s Series C Preferred Stock, 5.5% Convertible Senior Notes due 2011 and 5.5% Convertible Senior Notes due 2015.

(g)           “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Capital Market, The NASDAQ Global Select Market, The NASDAQ Global Market or the OTC Bulletin Board.

(h)           “Equity Conditions” means:  (A) on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), all shares of Common Stock issuable upon exercise of the Warrants shall be eligible for resale without restriction or limitation and without the need for registration (other than any restriction or limitation resulting from the status of the holder of the Warrants as an affiliate of the Company) under the Securities Act; (B) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or an Eligible Market and shall not have been suspended from trading from any applicable exchanges or markets (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall the Company have received notice that proceedings for such delisting or suspension from all such exchanges or markets have been commenced, threatened or pending following the conclusion of any applicable grace period either (1) in writing by all relevant exchanges and markets or (2) by falling below the minimum listing maintenance requirements of all relevant exchanges and markets unless, in the case of clause (1) or (2) above, the Company shall meet all minimum listing conditions of one or more other Eligible Markets; (C) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Stock upon exercise of the Warrants to the Holder on a timely basis as set forth in Section 1(a) hereof; (D) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 1(g) hereof or the rules or regulations of the applicable Principal Market; provided, however, that the foregoing shall not preclude the Company from issuing such number of shares that does not cause any such violation; and (E) the Company shall have no knowledge of any fact that would cause all shares of Common Stock issuable upon exercise of the Warrants not to be eligible for resale without restriction or limitation and without the need for registration (other than any restriction or limitation resulting from the status of the holder of the Warrant as an affiliate of the Company) under the Securities Act.

(i)            “Equity Conditions Failure” means that during the period beginning with the first Trading Day of the Forced Exercise Measuring Period through the applicable Forced Exercise Notice Date or Forced Exercise Date, as the case may be, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(j)            “Expiration Date” means the date sixty (60) months after the Issuance Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(k)           “Forced Exercise Volume Limitation” means 250% of the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market over the Forced Exercise Measuring Period.

(l)            “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii)  consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person as a result of which such other Person becomes the beneficial owner of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize or reclassify its Common Stock, or (B) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer),  or (C) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(m)          “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the number of Warrant Shares to be issued to the Holder issued on the Issuance Date and (ii) the denominator of which is the aggregate number of Warrant Shares to be issued on the Issuance Date.

(n)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(o)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(q)           “Principal Market” means the NYSE AMEX LLC.

(r)            “Successor Entity” means the Person (or, if determined in good faith by the Company’s Board of Directors to be appropriate, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if determined in good faith by the Company’s Board of Directors to be appropriate, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(s)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

(t)            “VWAP” means, for any date, the price determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on an Eligible Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Eligible Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)); (b) if the Common Stock is not then listed or quoted on an eligible market, and if the Common Stock is listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

GASCO ENERGY, INC.

By:
Name:
Title:

Acknowledged and agreed:

[HOLDER]

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

GASCO ENERGY, INC.

The undersigned Holder hereby exercises the right to purchase                    shares of Common Stock (“Warrant Shares”) of Gasco Energy, Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.             Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

                         a “Cash Exercise” with respect to                         Warrant Shares; and/or

                         a “Cashless Exercise” with respect to                        Warrant Shares.

2.             Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $                  to the Company in accordance with the terms of the Warrant.

3.             Delivery of Warrant Shares.  The Company shall deliver or cause to be delivered                      Warrant Shares in the name of the undersigned Holder or in the name of                       in accordance with the terms of the Warrant to the following DWAC account number or by physical delivery of a certificate to:

.

4.             Exercise Does Not Exceed Maximum Percentage.  The Holder’s delivery of this Exercise Notice shall constitute a representation that, upon delivery of the Warrant Shares to be issued to it on or prior to the Share Delivery Date, as set forth in this Exercise Notice, such Holder and its affiliates will not own more than the Maximum Percentage applicable to such Holder immediately after giving effect to this exercise.  The Company shall be entitled to rely on such representation deemed made by the Holder and shall not be deemed to have violated the Maximum Percentage by issuing to such Holder no more than the number of shares of Common Stock provided for in an Exercise Notice. .

Date:                    ,201

Name of Registered Holder

By:
Name:
Title: